Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: Shane_OConnor@UniFirst.com

June 27, 2018
CONTACT: Shane O’Connor, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2018

Wilmington, MA (June 27, 2018) -- UniFirst Corporation (NYSE: UNF) today announced results for its third quarter which ended May 26, 2018. Revenues for the quarter were $427.4 million, up 4.3% from $409.8 million in the comparable prior year period.

Operating income for the quarter was $47.1 million compared to $38.8 million in the third quarter of fiscal 2017. The Company’s operating income in the prior year period included $5.4 million of stock compensation expense related to the accelerated vesting of restricted stock for its former Chief Executive Officer, Ronald Croatti. Excluding the effect of the accelerated vesting, operating income in the current quarter grew 6.6% when compared to the adjusted operating income in the prior year period of $44.2 million. See the table below for a reconciliation to the adjusted results.

Net income in the quarter was $36.4 million ($1.85 per diluted share), compared to net income of $24.4 million ($1.19 per diluted share) in 2017. Excluding the effect of the accelerated vesting discussed above, the Company’s adjusted net income would have been $27.7 million ($1.36 per diluted share) in the third quarter of fiscal 2017. See the table below for a reconciliation to the adjusted results.

The Company’s provision for income taxes in the third quarter of 2018 benefited from $1.9 million ($0.10 per diluted share) of discrete adjustments primarily related to tax credits the Company recognized in the quarter as well as excess tax benefits from share-based payments associated with the adoption of Accounting Standards Update 2016-09 ("ASU 2016-09"), Improvements to Employee Share-Based Payment Accounting, in the first quarter of fiscal 2018.

Also in the third quarter of 2018, as contemplated in the Company’s previously provided outlook, the Company’s provision for income taxes was positively impacted by the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017, which resulted in a benefit of $5.2 million ($0.27 per diluted share) in the quarter. In addition, the Company's diluted earnings per share benefited by $0.06 from the previously announced $146.0 million repurchase of common shares in March 2018.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We’re pleased with the financial results for our third quarter, as well as for the first nine months of our fiscal year. Our solid operating performance and strong overall financial position allows us to continue making investments in our people, in our company’s technologies, and in our service infrastructure; all aimed toward our ultimate objective to be universally recognized as the top service provider in our industry.”

Core Laundry revenues in the quarter were $379.1 million, up 3.3% from the third quarter of the prior year. Organic revenue growth, which excludes the estimated effect of acquisitions as well as fluctuations in the Canadian dollar, was 1.9%. The Core Laundry operating margin decreased to 10.5% in the quarter from the prior year operating margin, adjusted for the effect of the accelerated vesting of restricted stock discussed above, of 10.6%. This slight decrease was primarily the result of higher production and service and delivery payroll costs, depreciation expense as well as higher energy costs as a percentage of revenues. These comparisons were mostly offset by lower healthcare claims as well as favorable worker's compensation expense compared to prior year.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $34.1 million in the quarter, an increase of 14.1% compared to the same period a year ago. Operating income was $5.6 million compared to $4.2 million in last year’s third quarter. The year over year improvement was primarily due to increased outages and project-based activity at the segment’s Canadian and European nuclear customers, as well as solid growth from the cleanroom division. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. At the end of the Company's third quarter of fiscal 2018, cash, cash equivalents and short-term investments totaled $238.5 million, a decrease of $111.3 million from the end of fiscal 2017 due primarily to the $146.0 million share repurchase, discussed above, as well as $38.5 million spent on the acquisition of businesses.

Outlook

The Company now expects that its fiscal 2018 revenues will be between $1.680 billion and $1.687 billion and full year diluted earnings per share (“EPS”) will be between $7.95 and $8.05. The increase in the revenue and EPS outlook is partially due to the stronger than expected performance of our Specialty Garments business in the third quarter of fiscal 2018.

Conference Call Information

UniFirst will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 250 service locations, over 300,000 customer locations, and 14,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our new Chief Executive Officer, our ability to efficiently design, construct, and implement a new customer relationship management computer system, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, instability in Mexico and Nicaragua where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the impact of the recently passed U.S. tax reform on our business, results of operations and financial condition, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 26, 2017 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended May 26, 2018	Thirteen weeks ended May 27, 2017	Thirty-nine weeks ended May 26, 2018	Thirty-nine weeks ended May 27, 2017

Revenues	$427,384	$409,834	$1,262,426	$1,187,369

Operating expenses:
Cost of revenues (1)	267,146	255,824	786,196	743,869
Selling and administrative expenses (1)	88,350	93,077	264,508	257,384
Depreciation and amortization	24,801	22,162	70,772	65,442
Total operating expenses	380,297	371,063	1,121,476	1,066,695

Operating income	47,087	38,771	140,950	120,674

Other (income) expense:
Interest income, net	(1,189)	(809)	(3,895)	(2,730)
Other expense, net	484	218	452	604
Total other income, net	(705)	(591)	(3,443)	(2,126)

Income before income taxes	47,792	39,362	144,393	122,800
Provision for income taxes	11,433	15,000	15,450	47,708

Net income	$36,359	$24,362	$128,943	$75,092

Income per share – Basic:
Common Stock	$1.94	$1.26	$6.75	$3.89
Class B Common Stock	$1.55	$1.01	$5.38	$3.11

Income per share – Diluted:
Common Stock	$1.85	$1.19	$6.39	$3.68

Income allocated to – Basic:
Common Stock	$30,034	$19,307	$104,324	$59,486
Class B Common Stock	$6,325	$4,883	$24,619	$15,068

Income allocated to – Diluted:
Common Stock	$36,359	$24,199	$128,943	$74,581

Weighted average number of shares outstanding – Basic:
Common Stock	15,446	15,326	15,463	15,305
Class B Common Stock	4,087	4,846	4,573	4,846

Weighted average number of shares outstanding – Diluted:
Common Stock	19,687	20,279	20,178	20,254

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	May 26, 2018	August 26, 2017
Assets
Current assets:
Cash, cash equivalents and short-term investments	$238,491	$349,752
Receivables, net	195,433	187,174
Inventories	87,978	79,068
Rental merchandise in service	164,271	151,340
Prepaid taxes	6,487	29,968
Prepaid expenses and other current assets	26,365	16,924

Total current assets	719,025	814,226

Property, plant and equipment, net	560,018	525,115
Goodwill	396,801	376,110
Customer contracts and other intangible assets, net	72,475	71,744
Deferred income taxes	398	394
Other assets	29,326	31,539

	$1,778,043	$1,819,128

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$70,730	$64,691
Accrued liabilities	109,008	112,236
Accrued taxes	—	921

Total current liabilities	179,738	177,848

Long-term liabilities:
Accrued liabilities	106,629	106,736
Accrued and deferred income taxes	62,255	81,352

Total long-term liabilities	168,884	188,088

Shareholders’ equity:
Common Stock	1,543	1,545
Class B Common Stock	371	482
Capital surplus	82,408	86,245
Retained earnings	1,372,358	1,386,438
Accumulated other comprehensive loss	(27,259)	(21,518)

Total shareholders’ equity	1,429,421	1,453,192

	$1,778,043	$1,819,128

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended May 26, 2018	Thirteen weeks ended May 27, 2017	Dollar Change	Percent Change

Core Laundry Operations	$379,071	$367,093	$11,978	3.3%
Specialty Garments	34,060	29,861	4,199	14.1%
First Aid	14,253	12,880	1,373	10.7%
Consolidated total	$427,384	$409,834	$17,550	4.3%

(In thousands, except percentages)	Thirty-nine weeks ended May 26, 2018	Thirty-nine weeks ended May 27, 2017	Dollar Change	Percent Change

Core Laundry Operations	$1,131,822	$1,077,322	$54,500	5.1%
Specialty Garments	89,496	74,004	15,492	20.9%
First Aid	41,108	36,043	5,065	14.1%
Consolidated total	$1,262,426	$1,187,369	$75,057	6.3%

Operating Income

(In thousands, except percentages)	Thirteen weeks ended May 26, 2018	Thirteen weeks ended May 27, 2017	Dollar Change	Percent Change

Core Laundry Operations	$39,973	$33,462	$6,511	19.5%
Specialty Garments	5,589	4,181	1,408	33.7%
First Aid	1,525	1,128	397	35.2%
Consolidated total	$47,087	$38,771	$8,316	21.4%

(In thousands, except percentages)	Thirty-nine weeks ended May 26, 2018	Thirty-nine weeks ended May 27, 2017	Dollar Change	Percent Change

Core Laundry Operations	$124,415	$110,194	$14,221	12.9%
Specialty Garments	12,866	7,427	5,439	73.2%
First Aid	3,669	3,053	616	20.2%
Consolidated total	$140,950	$120,674	$20,276	16.8%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Thirty-nine weeks ended May 26, 2018	Thirty-nine weeks ended May 27, 2017
Cash flows from operating activities:
Net income	$128,943	$75,092
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	60,987	55,968
Amortization of intangible assets	9,785	9,474
Amortization of deferred financing costs	84	84
Gain on sale of assets	(225)	(567)
Share-based compensation	3,539	11,681
Accretion on environmental contingencies	519	450
Accretion on asset retirement obligations	704	636
Deferred income taxes	(20,369)	(1,845)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(7,515)	(21,118)
Inventories	(8,953)	8,727
Rental merchandise in service	(11,864)	(2,561)
Prepaid expenses and other current assets and Other assets	(8,500)	11,325
Accounts payable	(261)	2,344
Accrued liabilities	(4,468)	1,593
Prepaid and accrued income taxes	24,886	4,534
Net cash provided by operating activities	167,292	155,817

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(38,522)	(124,486)
Capital expenditures	(88,870)	(80,462)
Proceeds from sale of assets	1,713	876
Other	(376)	(461)
Net cash used in investing activities	(126,055)	(204,533)

Cash flows from financing activities:
Proceeds from exercise of share-based awards, including excess tax benefits in fiscal 2017	460	2,989
Taxes withheld and paid related to net share settlement of equity awards	(2,645)	(2,168)
Repurchase of Common Stock	(146,011)	—
Payment of cash dividends	(2,172)	(2,173)
Net cash used in financing activities	(150,368)	(1,352)

Effect of exchange rate changes	(2,130)	(1,043)

Net decrease in cash, cash equivalents and short-term investments	(111,261)	(51,111)
Cash, cash equivalents and short-term investments at beginning of period	349,752	363,795

Cash, cash equivalents and short-term investments at end of period	$238,491	$312,684

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables. Investors are encouraged to review the reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

	Thirteen weeks ended May 26, 2018		Thirteen weeks ended May 27, 2017
			Consolidated				Core Laundry Operations
(In thousands, except percentages)	Net Income	Diluted EPS	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$36,359	$1.85	$409,834	$38,771	$24,362	$1.19	$367,093	$33,462	9.1%
Effect of tax reform	(5,237)	(0.27)	—	—	—	—	—	—	—%
Accelerated stock compensation expense	—	—	—	5,398	3,341	0.17	—	5,398	1.5%
As adjusted	$31,122	$1.58	$409,834	$44,169	$27,703	$1.36	$367,093	$38,860	10.6%

	Thirty-nine weeks ended May 26, 2018		Thirty-nine weeks ended May 27, 2017
			Consolidated				Core Laundry Operations
(In thousands, except percentages)	Net Income	Diluted EPS	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$128,943	$6.39	$1,187,369	$120,674	$75,092	$3.68	$1,077,322	$110,194	10.2%
Effect of tax reform	(35,347)	(1.75)	—	—	—	—	—	—	—%
Accelerated stock compensation expense	—	—	—	5,398	3,341	0.17	—	5,398	0.5%
As adjusted	$93,596	$4.64	$1,187,369	$126,072	$78,433	$3.85	$1,077,322	$115,592	10.7%